Exhibit 4.2

                           Form of Limited Guarantee


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     LIMITED  GUARANTEE,  dated as of _________ __, 199_,  made by The CIT Group
Holdings,  Inc.  ("Holdings")  pursuant  to  Section  ____  of the  Pooling  and
Servicing   Agreement   dated  as  of  _________,   199_  among  The  CIT  Group
Securitization   Corporation  II,  The  CIT  Group/Sales  Financing,   Inc.  and
[Trustee],   not  in  its  individual   capacity  but  solely  as  Trustee  (the
"Agreement").

     Capitalized Terms used herein and not otherwise defined herein shall have the meaning ascribed to such terms in the Agreement.

     To induce the parties to the Agreement to enter into the Agreement and perform their respective obligations thereunder, Holdings hereby unconditionally agrees to the following:

     1. Not later than the third Business Day prior to each Remittance Date, the Servicer shall notify Holdings of the amount of the Guarantee Payment, if any, for such Remittance Date. Not later than the Business Day preceding each Remittance Date, Holdings shall deposit the Guarantee Payment, if any, for such Remittance Date into the Certificate Account.

     2. The obligations of Holdings under this Limited Guarantee shall not terminate upon or otherwise be affected by a Service Transfer pursuant to
Article VII of the Agreement.

     3. The obligations of Holdings under this Limited Guarantee shall terminate on the Final Remittance Date.

     4. The obligation of Holdings to make the Guarantee Payments described in subsection 1 above shall be unconditional and irrevocable.

     5. If Holdings fails to make a Guarantee Payment in whole or in part, Holdings shall promptly notify the Trustee, and the Trustee shall promptly notify Moody's.

     [For purposes of this Agreement, "Guarantee Payment" means, (i) with respect to any Remittance Date prior to the Cross-over Date, the amount, if any, by which the sum of (A) the Class [B] Interest Distribution Amount for such Remittance Date and (B) the Class [B] Principal Liquidation Loss Amount, if any exceeds (C) the amount of principal and interest distributions to be made to the Class [B] Certificateholders on such Remittance Date pursuant to the Agreement, and (ii) with respect to any Remittance Date after the Cross-Over Date, the amount, if any, by which the amount of principal and interest distributions to the Class [B] Certificateholders on such Remittance Date pursuant to the Agreement exceeds the Amount Available for such Remittance Date; provided, however, in each case the aggregate Guarantee Payments made by Holdings hereunder shall in no event exceed the Guarantee Amount. The Guarantee Amount shall be ________________.]

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     All payments by Holdings under this Limited Guarantee will be made free and clear of and without deduction for any present or future income, stamp or other taxes, levies, imposts, deductions, charges, fees, withholdings, liabilities, restrictions or conditions of any nature whatsoever now or hereafter imposed, levied, collected, assessed or withheld by any jurisdiction or by any political subdivision or taxing authority thereof or therein, and all interest, penalties or similar liabilities ("Taxes"); provided, however, that Holdings shall not be obligated to pay any amount allocable to Taxes which the Trust was required to withhold.

     This Limited Guarantee is not secured by a security interest in, pledge of or lien on any assets of Holdings or any of its subsidiaries.

     No amendment of any provision of this Limited Guarantee shall be effective unless it is in writing and signed by Holdings and each party to the Agreement.

     This Limited Guarantee shall be construed in accordance with and governed by the internal laws of the State of New York applicable to contracts made and to be performed thereon without regard to conflicts of law principles.

     IN WITNESS WHEREOF, The CIT Group Holdings, Inc. has duly executed this Limited Guarantee as of the day and year first written above.

                                              THE CIT GROUP HOLDINGS, INC.


                                              By:
                                                   ----------------------------
                                                   Name:
                                                   Title:

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